As filed with the Securities and Exchange Commission on June 21, 2006

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEWPORT INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-3030650
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

73061 El Paseo Road, Suite 202, Palm Desert, California	92260
(Address of Principal Executive Offices)	(Zip Code)

2002 Stock Option and Stock Award Plan, As Amended

(Full title of the plan)

Mr. Cery B. Perle

Newport International Group, Inc.

73061 El Paseo, Suite 202,

Palm Desert, California 92260

(Name and address of agent for service)

(760) 779-0251

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001	15,000,000	$0.42	$6,300,000	$675

(1)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the common stock as reported on the OTC Bulletin Board on June 16, 2006. Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the options which may be granted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement relates to separate prospectuses. Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, directors, consultants and others of up to 15,000,000 shares of common stock pursuant to our 2002 Stock Option and Stock Award Plan, as amended (the “Plan”). Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to Plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933, as amended (the “Securities Act).

When used herein, the terms “Newport International,” “ we,” “our,” and “us” refers to Newport International Group, Inc., a Delaware corporation, and our subsidiaries.

PROSPECTUS

Item 1. Plan Information

We established the Plan effective August 9, 2002 covering 1,000,000 shares of our common stock, to provide us with flexibility and to conserve our cash resources in compensating certain of our technical, administrative and professional employees and consultants. The Plan was thereafter amended on April 20, 2004 to increase the covered shares to 12,000,000 shares. The Plan was amended again on May 31, 2006 to increase the covered shares to 27,000,000 shares.

The issuance of shares under the Plan is restricted to persons and firms who are closely-related to us and who provide services in connection with the development and production of our products and services or otherwise in connection with our business. The Plan authorizes us currently to issue up to 27,000,000 shares of our common stock. Securities must be issued only for bona fide services. Shares are awarded under the Plan pursuant to individually negotiated compensation contracts or as determined and/or approved by the Board of Directors or compensation committee. The eligible participants include directors, officers, employees and non-employee consultants and advisors. There is no limit as to the number of securities that may be awarded under the Plan to a single participant. We anticipate that a substantial portion of the securities to be issued under the Plan will be issued as compensation to our employees, directors, technical consultants and advisors who provide services in the development and promoting of our various products and services and assisting our company in developing our internal infrastructure, our strategic planning, and our strategic alliance program. As of June 5, 2006, we have outstanding options under the Plan to purchase an aggregate of 12,903,444 shares of our common stock with exercise prices ranging from $0.001 to $2.50 per share.

The Plan does not require restrictions on the transferability of securities issued thereunder. However, such shares may be restricted as a condition to their issuance where the Board of Directors deems such restrictions appropriate. The Plan is not subject to the Employee Retirement Income Securities Act of 1974 (“ERISA”). Restricted shares awarded under the Plan are intended to be fully taxable to the recipient as earned income.

Item 2. Company Information and Employee Plan Annual Information

We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Any and all such requests shall be directed to the Company at is principal office at 73061 El Paseo, Suite 202, Palm Desert, California 92260.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

Our principal executive officers are located at 73061 El Paseo, Suite 202, Palm Desert, California 92260 and our telephone number is 760-779-0251.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

REOFFER PROSPECTUS

NEWPORT INTERNATIONAL GROUP, INC.

15,000,000 Shares of Common Stock

This prospectus forms a part of a registration statement, which registers an aggregate of 15,000,000 shares of common stock issued or issuable from time-to-time under the Newport International Group, Inc. 2002 Stock Option and Stock Award Plan, as amended.

This prospectus also covers the resale of the shares by persons who are our “affiliates” within the meaning of federal securities laws. Affiliated selling security holders may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices, but which may not exceed 1% of our outstanding common stock.

We will not receive any proceeds from sales of shares by selling security holders.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this prospectus is June 21, 2006.

AVAILABLE INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and made a part hereof:

-	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 as filed on April 14, 2006;
-	Quarterly Report on Form 10-QSB for the three months ended March 31, 2006 as filed on May 15, 2006, and
-	Current Report on Form 8-K as filed on June 6, 2006.

In addition, all reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, 73061 El Paseo, Suite 202, Palm Desert, California 92260, telephone 760-779-0251.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements.

These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in “Risk Factors.” Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

THE COMPANY

Our Products and Services

We are a developer and marketer of a line of software products specifically designed for the small business and home business users. Our products are designed and developed so that technical skills are not necessary to use or manage the software. Our Spare line of software products includes our Spare Backup service and our Spare Switch PC file transfer software.

Spare Back-Up

Spare Backup, a fully-automated remote backup solution designed and developed especially for the small office or home environment, automatically and efficiently backs up all data on selected laptop or desktop computers. As a result, we believe small companies can ensure file safety in PCs and laptops for backup and retrieval. We launched our Spare Back-up software product in March 2005.

Spare Backup offers:

•	An automatic program installation that requires absolutely no user interaction to configure backups,
•	Complete backups for all for all registry settings in every directory,
•	No complicated file selection - Spare Backup scans the user’s computer and backs up:
•	All contacts, email messages and attachments, address book, folders and contents, signature files from Outlook, and Outlook Express
•	Word, Excel, PowerPoint files, templates and settings from MS Office
•	My Documents, My Music, My Pictures, Quicken, QuickBooks, MS Money, Turbo Tax and Tax Cut
•	All desktop files
•	Simple, fast data recovery,
•	Reports sent automatically to users via e-mail and available in Spare Backup,
•	Redundant file support - select a restore from the last 10 backups,
•	Online file retrieval from any Internet connection - using Spare Key,

•	Three levels of encryption - SSL with Verisign authenticity certificates, Blowfish with private key, AES 256 block cipher with unique user key, and
•	Decryption protected by Spare Key in the user’s computer and with broker so complete loss of the computer is not a problem.

An overview of customer benefits includes:

Ease-of-use - Spare Backup provides fast, easy and fully automated data protection. Users benefit from automated data file selection, which distinguishes user data files from operating system and application files. As a result, users do not have to remember where all of their data files are stored. Spare Backup also ensures that open files are protected, and allows users to retrieve multiple past versions of a file, not just the most recently backed-up version.

Impenetrable Security and Protection of Corporate Data - Spare Backup ensures that all data is encrypted with advanced 256-bit encryption on the user’s machine using a user provided “key” or password. The data is encrypted a second time using SSL, or secure sockets layer, while it is being transmitted and a third time before it is stored on the RAID, or redundant array of independent disc, servers using a strong private key.

SSL Support - SSL based protocol enhancements to address security parameters during: registration, upgrade, backup and retrieve.

We offer new users a free 45-day trial. Spare Backup services costs $9.99 per month for the first gigabyte of storage plus $1.99 per month per additional gigabyte. For users interested in using Spare Backup service on their own locate storage device, we also package a software-only version which is available for $39.99.

Spare Switch

Spare Switch enables users to complete the transfer of personal files from an old personal computer (PC) to a new one via a high speed Internet connection. Spare Switch locates, packs and transfers files securely without the need for transfer cables or other accessories. Spare Switch, designed for both individual and business use, ensures that not only the files transfer easily, but that they will look, feel and work on the new computer in the same manner with all the personal settings and layouts built into them. We launched Spare Switch in August 2005.

Spare Switch is used by either downloading the software from the Internet or by inserting an installation CD into the old computer. Spare Switch then scans the hard drive and inventories of personal directories, giving the user a detailed report of the documents and other files. From that inventory, the user can then select the exact files that he or she wishes to transfer to the new PC. Spare Switch avoids the need for PC-to-PC transfer cable by compacting, encrypting and then transferring the files via the Internet. Spare Switch’s data center can then hold the data for as long as a week, giving the user the flexibility to choose when to download the files to the new PC. The files are downloaded from our secure Spare Switch data center using the Spare Switch CD. Spare Switch uses a 256-bit encryption cipher with non-algorithmic key to ensure that the information is impervious to hackers at every step of the process. Spare Switch is priced at $39.99 and supports five users.

Our Target Customers

We focus on owners and executives of small to mid-size businesses that use technology to support their businesses and individuals who desire to secure the redundancy of available files and documents vital to the continuity of their operations, business, or personal information. Since our products and services allow non-technical users to quickly, easily and thoroughly secure and backup their files or data archiving and storage, we believe that our business is uniquely relevant to enabling small companies to succeed using technology. Our products and services also support individual business professionals working in companies of all sizes. Other unique characteristics are additional coding that enables easy to scale infrastructure and support elements. We believe that this characteristic provides a competitive advantage over other providers whose products require large investments in hardware, as well as professional installation, training and support.

How We Market our Products and Services

Our products are sold direct to the customer via online distribution. Users may try our products and services at no cost for a limited trial period by downloading our software.

In addition, we are establishing a network of affiliates that also distribute our products online, as well as a partnership network that will promote and/or resell our products. The primary focus of our partnership efforts will be with key retailers, such as CompUSA, and Fry, original equipment manufacturers (OEMs), and distributors such as Ingram-Micro. As of the date of this prospectus our products are distributed by a number of OEMs, resellers and corporate partners, including:

•	Ameralinx	•	Jumbo
•	CompUSA	•	Narvarre Corporation
•	Computers4Sure.com	•	PC Mall Sales, Inc.
•	Computer Repair Guys	•	PC Connectin.com Inc.
•	Digital Unique	•	PC Tune Up Pros
•	eCOST.com	•	Tech Depot (an Office Depot subsidiary)
•	Fry’s Outpost.com	•	TigerDirect.com
•	Ingram Micro	•	Wynit Inc.

In March 2006, we launched our co-marketing efforts with Systemax, Inc. under which Systemax is incorporating the Spare Backup solution in shipments of PCs ordered through Systemax’s various distribution channels. Under the terms of the memorandum of understanding, Spare Backup is embedded as an offering icon, which will open upon the initial customer start up of the new PC. Each Systemax PC customer will receive a 60-day free trial of Spare Backup and Systemax is entitled to a percentage of the monthly subscriptions revenue from those customers who subscribe for the Spare Backup service at the end of the trial period. In addition, we will support the project in our data centers at no charge to Systemax as well as providing sales training.

Customer Support

We provide our tier 1 and tier 2 support for our services. Our tier 1 customer support provides initial call resolution and direct linking capabilities to our tier 2 customer support. Tier 2 customer support is managed by an internal group of specialists who are co-located within our Network Operation Center and software development headquarters in Palm Desert. Co-location with the software development group allows for the resolution of highly specific technical issues as well as identification of potential application flaws.

Recent Developments

In March 2006, we signed a memorandum of understanding with Brainware Cons. & Dev. AG to create and deliver what we believe is the first event PC-down and backup/restore solution to consumers and small businesses. The agreement extends to cover technology development, marketing, channel development and cross-selling in world-wide markets, including Brainware’s approximate 150,000 customers in Switzerland.

It is anticipated that the technology will enable the parties to deliver a solution by which customers can access the Internet even when their computer fails to boot its operating system. It is contemplated that once the PC is connected to the Internet, a series of diagnostics and repair tools will be able to be run remotely to correct the malfunction. In the event the computer cannot be fixed remotely, a trouble ticket listing the exact configuration of the PC and nature of the problem will be electronically submitted to any one of a number of user-chosen service providers, such as “Geek Squad”, who will dispatch the necessary hardware or software to fix the problem. Meanwhile, all data stored on the PC will be accessible over Spare Backup’s remote encrypted data centers.

The memorandum of understanding contemplates the parties mutually agreeing upon certain timelines and collaboration to complete the creation of a deliverable product, as well as the execution of a definitive agreement.

Research and Development

Our products were developed primarily by our employees assisted by contractors in certain specialty areas. We have invested $782,000 and approximately $720,000 in research and development during 2005 and 2004, and we invested approximately $250,000 during the first quarter of fiscal 2006.

Technology

Our products use a sophisticated combination of hardware, software, and networking to intelligently select files and settings from a customer’s computer and reliably transfer these to secure twin data centers, making the data highly available.

The networking systems used by us were designed to use outbound Internet connections for all communications, thus allowing many users who are behind a firewall access to the backup services. The proprietary software designed by us has been developed to remove the technical knowledge required to use other backup products by selecting files and registry settings for the user.

We own all of our servers and utilize hosting in geographically dispersed tier-1 collocation facilities. All of our products utilize the same secure twin data center design to ensure maximum availability. Our entire server configuration is replicated in near real-time to a secondary data center, which will automatically become available in the event of an outage at the primary facility. Our servers use the latest enterprise level operating system available from Microsoft and use industry standard networking and communication protocols. This provides a highly available network that can scale rapidly using off the shelf hardware. These systems are fully redundant and we anticipate our reliability at 99.9%. We can expand our network capacity quickly and with highly predicable costs.

Our business will suffer if our systems fail or our third-party facilities become unavailable. A reduction in the performance, reliability and availability of our systems and network infrastructure may harm our ability to distribute our products and services to our customers and other users, as well as harm our reputation and ability to attract and retain customers. Our systems and operations are susceptible to, and could be damaged or interrupted by, outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. If for some reason we should not have redundancy in our facilities, any damage or destruction to our systems would significantly harm our business. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, Web sites and network communications which are beyond our control. This could lead to slower response times or system failures.

Our computer and communications infrastructure is located in multiple leased facilities in Arizona and California. The infrastructure here is not fully redundant and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

Our Conga Line of Products

Following our transaction with Grass Roots International, Inc. in August 2004, our operations included the sale of our Conga line of products. The Conga products were web-based and broadband-enabled software applications, which focused on improving remote communications and automating data archiving and storage for the non-technical owners and managers of small and medium sized businesses. During fiscal 2004 and the first six months of fiscal 2005 our Conga line of products represented 100% of our sales. The video conferencing market is very competitive and we were never able to generate any significant revenues from the Conga product line. Following our introduction of Space Backup in the second quarter of fiscal 2005 we began devoting substantially all of our resources to the marketing of the Spare family of products and we have discontinued all marketing and sales efforts related to the Conga line.

Competition

We face intense and increasing competition in the web-base backup solutions market. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed. In addition, the more successful we are in the emerging market for web-based storage solutions, the more competitors are likely to emerge. We believe that the principal competitive factors in our market include:

•	Service functionality, quality and performance;
•	Ease of use, reliability and security of services;
•	Establishment of a significant base of customers and distribution partners;
•	Ability to introduce new services to the market in a timely manner;
•	Customer service and support; and
•	Pricing.

Our primary competitors are various Internet-based backup providers broadcasters, such as Connected.com, Novastar, Livevault, and backup.com. These companies provide services similar to ours and each have to various degrees a market presence. We also compete with providers of traditional backup technologies, such as Veritas and Data Vault.

Substantially all of our competitors have more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that we do not offer or that are more sophisticated or more cost effective than our own. For these and other reasons, our competitors’ products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations. Our failure to adequately address any of the above factors could harm our business and operating results.

Intellectual Property

Our intellectual property is critical to our business, and we may seek to protect our intellectual property through copyrights, trademarks, patents, trade secrets, confidentiality provisions in our customer, supplier, potential investors, and strategic relationship agreements, nondisclosure agreements with third parties, and invention assignment agreements with our employees and contractors, although we do not execute such agreements in every case. Our protection efforts may prove to be unsuccessful, and unauthorized parties may copy or infringe upon aspects of our technology, services or other intellectual property rights. In addition, these parties may develop similar technology independently. Existing trade secret, copyright and trademark laws offer only limited protection and may not be available in every country in which we will offer our services.

On August 10, 2005, provisional patent applications were filed with the United States Patent and Trademark Office in connection with the server and client technologies utilized by our Spare Backup subsidiary. The provisional applications must be re-filed as utility applications on or before August 10, 2006, or the provisional applications will expire. We are also exploring our abilities to file for patents to include living document functions. The applications we plan to file may fail to result in any patents being issued. Even if one or more of these patents are issued, any patent claims allowed may not be sufficiently broad to protect our technology. In addition, any patents may be challenged, invalidated or circumvented and any right granted thereunder may not provide meaningful protection to us. The failure of any patents may not provide meaningful protection to us. The failure of any patent to provide protection for our technology would make it easier for other companies or individuals to develop and market similar systems and services without infringing any of our intellectual property rights.

Government Regulation

Although there are currently relatively few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as limitations on the use of mass-delivered e-mails, broadcast license fees, copyrights, privacy, pricing, sales taxes and the characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations (including laws and regulations governing issues such as property ownership, taxation, defamation and personal injury), will not expose us to significant liabilities, slow Internet growth or otherwise hurt us financially.

The Investment Company Act of 1940 restricts the operations of companies that are deemed to be “investment companies.” As a result of a transaction with Langley Park during fiscal 2004, at March 31, 2006 a portion of our assets were classified as “restricted investment in equity securities.” Prior to entering into the transaction with Langley Park our board of directors passed a resolution affirmatively stating that we do not intend to become an investment company and thereby be subject to the Investment Company Act of 1940. Because these securities are subject to escrow agreements which prohibit us from disposing of them, notwithstanding the requirement under generally accepted accounting principles that the value of the securities be represented as an asset on our balance sheet, this asset is presently illiquid and we do not consider it a marketable security. As a result, we do not believe that we will be deemed to be an “investment company” by virtue of this transaction. If, however, we should inadvertently become subject to the Investment Company Act of 1940 and if we should fail to comply with the requirements of that act, we would be prohibited from engaging in business or selling our securities, and could be subject to civil and criminal actions for doing so. Any failure to comply with the Investment Company Act would therefore seriously harm our business.

Employees

As of May 31, 2006, we had 13 full-time employees, including all of our executive officers. None of our employees are covered by collective bargaining agreements, and we believe our relationships with our employees to be good.

Our History

We were incorporated in Delaware on December 27, 1999 under the name First Philadelphia Capital Corp. to serve as a vehicle to effect a merger, exchange of common stock, asset acquisition or other business combination with domestic or foreign private business. On October 30, 2000, we completed a business combination with Conservation Anglers Manufacturing, Inc., a real estate holding and development company that was originally organized in Florida on February 7, 2000. The combination was a stock-for-stock merger that was accounted for as a “pooling-of-interests”. In connection with the merger, we issued 235,000 shares of our common stock in exchange for all the outstanding stock of Conservation Anglers Manufacturing, Inc. In January 2001 we changed our name to Newport International Group, Inc. to better reflect and describe our then current strategic direction.

As a result of the transaction with Conservation Anglers Manufacturing, Inc. we became a real estate holding company that intended to specialize in large-scale commercial, industrial and residential mixed-use property development. At the time of the transaction with Conservation Anglers Manufacturing, Inc. we did not own any real estate and our activities were limited to securing acquisition financing for a projects that we proposed to acquire and develop.

In November 2000, Mr. Soloman Lam, our then president and CEO, executed certain land contracts to purchase approximately 3,300 acres of land for a total of $11,389,600 which we intended to develop in the future. These contracts were due to close on September 1, 2001, but were extended to March 1, 2002 at the sellers’ request. Mr. Lam personally deposited $180,000 into escrow pending closing and we had agreed to reimburse him when he assigned the contracts to us. On February 12, 2002, the land contracts were cancelled and the $180,000 deposit was returned to Mr. Lam. Simultaneously, on February 12, 2002, Mr. Lam executed a new land contract to purchase approximately 2,300 acres of land for $15,000,000. We deposited $10,000 in escrow pending closing on April 30, 2002. The closing on this contract was subsequently extended until July 29, 2002 and as consideration we released the $10,000 to the seller that was in escrow. Subsequently, the closing was again extended to September 30, 2002, in consideration for a $25,000 non-refundable deposit. The closing was again extended to December 30, 2002, then to March 31, 2003, then to July 31, 2003, then to October 30, 2003, and subsequently to January 30, 2004, with no additional deposit required. The check representing the $25,000 deposit was never negotiated and in December 2003 it was voided. We do not intend to proceed with this project. We have forfeited the $10,000 deposit and all rights and obligations of this project have been assigned by us to Newport International Group, Inc., a Florida corporation formerly known as Linda Development Corporation, a company affiliated with Mr. Clint Beckwith, a former officer and director of our company.

In December 2001, Mr. Lam entered into purchase contracts to acquire 45 acres of vacant land, representing nine lots, in Wellington, Florida for a total purchase price of $470,000. In April 2002, Mr. Lam closed on two of the nine lots and in May 2002, closed on a third lot. The remaining six lots were to be purchased when and if financing becomes available. Mr. Lam agreed to transfer the vacant land to us in exchange for a purchase price equal to cost. Deposits totaling $15,000 were paid by us in 2002 in conjunction with this land. The lots were never transferred to us, the $15,000 became a receivable from Mr. Lam and in December 2003 was expensed as an addition to our additional paid-in capital.

On February 6, 2004, we closed an Agreement and Plan of Merger with Grass Roots Communications Inc., a Delaware corporation. Grass Roots was a development stage company incorporated in Delaware in June 2002 initially to create, produce, deliver and track targeted multimedia communications over the Internet. Under the terms of this agreement, Grass Roots became our wholly-owned subsidiary. At the effective time of the merger, the stockholders of Grass Roots exchanged their securities for approximately 12,300,000 shares of our common stock, representing approximately 93% of our common stock. Contemporaneous with this transaction, Grass Roots’ President and Chief Executive Officer, Mr. Cery B. Perle, was elected as a member of our Board of Directors and appointed CEO, and Mr. Lam resigned his positions with our company. Mr. Richard Galterio, the other member of our Board of Directors before the transaction remained as a director, and Mr. Edward L. Hagan, Secretary of Grass Roots, was appointed our secretary. Mr. Perle, the principal stockholder of Grass Roots, and members of his family/household received an aggregate of 46% of our shares of common stock as a result of the exchange upon the merger.

Prior to our acquisition of Grass Roots, on January 6, 2003, Grass Roots entered into a stock purchase agreement, with Ms. Esther Jill Pinsker and Mr. Jan Johannes Dekkers, as amended on January 24, 2003, to purchase all of the issued and outstanding capital stock of FocusFocus.com, Inc. for a purchase price of $1,710,000. Under the terms of the agreement, $150,000 of the purchase price was to be paid by the closing date and the remaining $1,560,000 was to be paid in monthly installments of $30,000 plus accrued interest with the remaining balance due on the 13th month after the closing date. FocusFocus provided private, web page-based video and audio communications services, e-conferencing, collaborative document preparation and revisions and chat services in a real time, web-based environment. After Grass Roots’ acquisition of FocusFocus, it restructured its product and service offerings and combined its operations with FocusFocus’ web-based conference and collaboration tools.

Under the terms of this agreement, Grass Roots has paid the sellers $250,000. By letter dated May 2, 2003 counsel for the sellers advised Grass Roots that it was in breach of the agreement and promissory notes for failing to make scheduled monthly payments. By letter dated May 16, 2003, counsel for the sellers gave notice that they would sell the assets of FocusFocus.com Inc. to the highest bidder at a public auction on May 30, 2003. By letter dated May 22, 2003, counsel for Grass Roots notified counsel for the sellers that Grass Roots was prepared to return to all of the assets of FocusFocus.com, Inc. to the sellers. Grass Roots subsequently returned those assets, which included patent applications, software applications, programs, code and related materials. The promissory notes from Grass Roots to sellers provide that notwithstanding the acceleration clause, upon an event of default (as defined in the agreement) that is not cured within the prescribed time, that the shares of FocusFocus.com, Inc. and the assets of it acquired by Grass Roots will revert back to the sellers, the promissory notes would be terminated and be of no further force and effect and all remaining sums due thereunder would be cancelled.

In addition to the stock purchase agreement, at the time of the transaction Grass Roots entered into three-month consulting agreements with each of the sellers obligating them to perform certain consulting services to Grass Roots in exchange for Grass Roots granting each of them options to purchase 500,000 shares of Grass Roots’ common stock at an exercise price of $.01 per share. These options were exchanged for like options in our company.

In December 2004, we received a letter from counsel for the former owners of FocusFocus requesting that we ceased to state in our public filings that they did not perform under the aforementioned consulting agreements and have also requested to receive the initial 500,000 stock options.

To date, while no litigation has been filed, the parties have attempted unsuccessfully to resolve their differences. In the event the parties are unable to resolve their differences, litigation may result. In that event, Grass Roots will take the position that it has returned all of the FocusFocus.com, Inc. assets to the sellers and owes nothing under the stock purchase and related agreements and it is likely that the sellers will take the position that they are owed the remaining balance under the promissory notes and the right to purchase 1,000,000 shares of Grass Roots’ common stock for $.01 per share.

Property

Our executive offices are located at 73-061 El Paseo, Suites 202 and 205, Palm Desert, California 92211. We lease this approximate 4,000 square foot space which houses all of our executive and administrative personnel for approximately $62,000 annually, plus our pro-rata share of common area expenses. Our lease for this space expires on March 31, 2009. We believe this facility will meet our operational needs for the foreseeable future. If we need additional space for our hosting and data center operations, we believe we will be able to obtain it on commercially reasonable terms.

Legal Proceedings

We are not a party to any pending litigation.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT. WE ANTICIPATE CONTINUING LOSSES MAY RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS.

Our net loss for the three months ended March 31, 2006 was $5,235,126 and our net loss for years ended December 31, 2005 and 2004 were $7,831,803 and $19,808,600, respectively. We have never generated meaningful revenues to fund our ongoing operations. At March 31, 2006 we had approximately $1,050,000 of cash on hand. We believe that this additional working capital is sufficient to fund our operating expenses for the next four months. We are constantly evaluating our cash needs and existing burn rate in order to make appropriate adjustments in operating expenses. We will need to raise additional debt or equity capital within the next 12 months to provide funding for ongoing and future operations and to satisfy our obligations as they become due. No assurances can be given that we will be successful in obtaining additional capital, or that such capital will be available on terms acceptable to us. Our continued existence is dependent upon, among other things, our ability to raise capital and to market and sell our services successfully. The financial statements do not include any adjustments to reflect future adverse effects on the recoverability and classification of assets or amounts and classification of liabilities that may result if we are not successful.

WE RECENTLY CHANGED OUR PRODUCT FOCUS. WE HAVE A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND YOUR INVESTMENT.

Our revenues for the first quarter of fiscal 2006 and for fiscal 2005 consisted of licensing fees generated from our Spare Back-Up product offerings launched during 2005 and our revenues recognized during fiscal 2004 consisted of monthly licensing fees generated from our Conga product offerings. We launched our Conga line of products and services in 2004; and during the second quarter of fiscal 2005 we began focusing all of our efforts away from our original Conga line of products to concentrate on our new Spare line of software products. In addition to a very limited operating history upon which you may evaluate our operations and future prospects, this recent change in product focus as well as our limited insight into emerging trends that may affect our business may adversely affect our ability to successfully establish any brand recognition for our products. Our focus on our Spare family of products is the result of what we believe to be the best use of our available resources and limited personnel, and of our belief that this area will provide a greater opportunity for earlier returns on this technology as compared to video conferencing, the market segment in which Conga competed. There are no assurances that this change in strategy will be successful for our company. We face risks and uncertainties relating to our ability to implement our business plan successfully and you must consider these risks, uncertainties and difficulties in evaluating our potential for future profitability.

WE HAVE OUTSTANDING $739,038 PRINCIPAL AMOUNT 8% PROMISSORY NOTES WHICH WERE DUE ON MARCH 1, 2006 AND DO NOT PRESENTLY HAVE SUFFICIENT CASH TO SATISFY THE OBLIGATIONS.

Between October 2003 and March 2004, we sold 8% promissory notes of which $739,038 principal amount remained outstanding on May 31, 2006. These notes, together with all accrued but unpaid interest, were due on March 1, 2006. We did not pay the notes, which are unsecured obligations of our company and are convertible into shares of our common stock at the option of the holder at a conversion price of $0.375 per share, when due. A default of these notes can be declared by the holders of at least 40% of the outstanding principal amount. Upon the declaration of the default, the interest rate increases to 18% per annum. As of May 31, 2006, no default has been declared on these notes nor has any note holder requested the conversion of the note into equity. So long as we lack sufficient cash resources to satisfy these obligations, until such time as these notes are either converted by the note holders or the payment terms are restructured, the past due status of the notes could adversely impact our ability to raise additional working capital we need to fund our ongoing operations and otherwise expand our business. In addition, the note holders could declare an event of default and bring litigation seeking a judgment against us, which would require us to use a portion of our limited working capital for legal defense costs further adversely impacting our ability to fund our ongoing operations.

WE CANNOT PREDICT OUR FUTURE REVENUES OR WHETHER OUR PRODUCTS WILL BE ACCEPTED. IF THE MARKETS FOR OUR PRODUCTS AND SERVICES DO NOT DEVELOP, OUR FUTURE RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

We reported revenues of $16,821 for the three months ended March 31, 2006 and revenues of $23,920 and $10,583 for the fiscal years ended December 31, 2005 and 2004. All of the revenues in fiscal 2004 were from sales of our Conga line of products. Revenues for the first quarter of fiscal 2006 and for fiscal 2005 were attributable to sales of our Spare Backup product, the first software product in our Spare line. Following the launch of Spare Backup we ceased all our marketing and development efforts for our Conga line of products and are focusing our efforts on our Spare product line. We cannot guarantee either that the demand for our Spare line of software products will develop, that such demand will be sustainable or that we will ever effectively compete in our market segment. If we are unable to generate any significant revenues from our products and services our business, operating results, and financial condition in future periods will be materially and adversely affected and we may not be able to continue our business as presently operated.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, OUR CONTINUED OPERATIONS WILL BE ADVERSELY AFFECTED AND THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WILL BE SEVERELY LIMITED.

Historically, our operations have been financed primarily through the issuance of equity and debt. Because we have a history of losses and have never generated sufficient revenue to fund our ongoing operations, we are dependent on our continued ability to raise working capital through the issuance of equity or debt to fund our present operations. Because we do not know if our revenues will grow at a pace sufficient to fund our current operations, the continuation of our operations and any future growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions. The actual amount of our future capital requirements, however, depends on a number of factors, including our ability to grow our revenues and manage our business.

If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing can be obtained on suitable terms, if at all. If we are unable to raise additional working capital as needed, our ability to continue our current business will be adversely affected and may be forced to curtail some or all of our operations.

CERTAIN OF OUR OUTSTANDING SECURITIES ARE CONSIDERED DERIVATE LIABLITLIES. WE HAVE RECOGNIZED NON-CASH INCOME AND LOSSES IN FISCAL 2005 AND FISCAL 2004, WHICH HAVE HAD A MATERIAL EFFECT ON OUR FINANCIAL STATEMENTS.

In connection with the issuance of the 8% promissory notes in March 2004, we granted a subsequent financing conversion reset right, which expired on March 1, 2006. The subsequent financing conversion reset is considered an embedded conversion feature pursuant to EITF Issue No. 00-19. Additionally, because there is no explicit number of shares that are to be delivered upon satisfaction of subsequent financing conversion reset feature, at December 31, 2005 we were unable to assert that we had sufficient authorized and unissued shares to settle such feature. Accordingly, all of our previously issued and outstanding instruments, such as warrants and options issued to non-employees pursuant to rendered services as well as those issued in the future, would be classified as liabilities, effective with the granting of the subsequent financing conversion reset feature. As described in Note 4 to the financial statements for the years ended December 31, 2005 and 2004, which are included elsewhere in this prospectus, the application of EITF Issue No. 00-19 on our financial statements for fiscal 2005 resulted in other income to us of $11,689,725, while it resulted in other expense of $5,139,975 for fiscal 2004. While these income and expense items are non-cash transactions, in each of the years the application of the accounting standard had a significant impact on our net loss for the period through a reduction in our net loss of $11,689,725 for fiscal 2005 and an increase in our net loss of $5,139,975 for fiscal 2004. In addition, at December 31, 2005 our balance sheet reflects a current liability of $5,828,454 related to the derivative liability. . As a result of changes in the fair value of these derivate instruments from December 31, 2005 until the end of the first quarter of fiscal 2006, at March 31, 2006 we reported a expense related to derivate liabilities of $1,163,458 for the three months ended March 31, 2006, which increased our net loss by that amount, and our balance sheet at March 31, 2006 reflects a current liability of $8,321,037 related to the derivative liability. This derivative liability has materially adversely impacted our working capital. While we cannot predict the impact of this accounting standard on our financial statement in future periods as the income/expense calculation is based upon a current market value of our common stock, it is likely that it will have similar impacts on our financial statement in future periods.

OUR PRICING MODEL FOR OUR PRODUCTS AND SERVICES IS UNPROVEN AND MAY BE LESS THAN ANTICIPATED, WHICH MAY HARM OUR GROSS MARGINS.

The pricing model of our products and services may be lower than expected as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments or otherwise. Our pricing model depends on the duration of the agreement, the specific requirements of the order, purchase volumes, the sales and service support and other contractual agreements. We expect to experience pricing pressure and anticipate that the average selling prices and gross margins for our products may decrease over product life cycles. We may not be successful in developing and introducing on a timely basis new products with enhanced features and services that can be sold at higher gross margins.

WE GRANTED A PURCHASER OF SHARES OF OUR COMMON STOCK CERTAIN PUT OPTION RIGHTS. IF THE PUTS ARE EXERCISED, OR IF WE ARE ULTIMATELY REQUIRED TO HONOR CERTAIN PUT OPTIONS THAT HAVE BEEN RECENTLY REPUDIATED BY THE PURCHASER, OUR RESULTS OF OPERATIONS IN FUTURE PERIODS WILL BE ADVERSLY AFFECTED.

In connection with the sales of shares of our common stock to Robinson Reed, Inc. in fiscal 2004 we granted Robinson Reed, Inc. a put option covering an aggregate of 2,000,000 shares of our common stock which expires between February and March 2007. If the put option is exercised in full, we could be required to either pay the holder $2,500,000 in cash, less any funds which have been deposited in escrow, or issue the holder a convertible promissory note with a conversion price less than the then market value of our common stock. If we satisfy the put option in cash, assuming we had sufficient cash to pay the amount due, our working capital would be proportionality reduced at a time when we might need the funds to pay our ongoing obligations and we could have difficulty in raising additional capital. If we issue the convertible note and the note was converted, we would be required to issue a presently undeterminable number of unregistered shares of our common stock at an effective price below the then current market value of our common stock, as to which the purchaser would have the right to demand registration. This would result in not only an expense to us, but ultimately could be dilutive to our stockholders and could adversely affect our ability to fund our ongoing operations.

THE EXERCISE OF OUTSTANDING WARRANTS AND THE CONVERSION OF OUTSTANDING NOTES WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS.

As of May 31, 2006 we had the following securities which are convertible or exercisable into shares of our common stock were outstanding:

•            8,088,266 common stock purchase warrants to purchase a total of 8,088,266 shares of our common stock at prices ranging between $0.375 to $1.25 per share;

•            2,115,997 shares of our common stock issuable upon the possible conversion of the outstanding $739,038 principal amount 8% promissory notes which were due March 1, 2006,

•            1,733,333 shares of our common stock issuable upon the possible conversion of the outstanding $650,000 principal amount 12.5% convertible subordinated promissory debentures due March 2007, and

•            11,793,875 shares of our common stock issuable upon exercise of outstanding options with exercise prices ranging from $0.001 to $2.25.

The exercise of these warrants and the conversion of the notes may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

OUR QUARTERLY FINANCIAL RESULTS WILL CONTINUE TO FLUCTUATE MAKING IT DIFFICULT TO FORECAST OUR OPERATING RESULTS.

Our quarterly operating results have fluctuated in the past and we expect our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control, including:

•	the announcement or introduction of new services and products by us and our competitors;
•	our ability to upgrade and develop our products in a timely and effective manner;
•	our ability to retain existing customers and attract new customers at a steady rate, and maintain customer satisfaction;
•	the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;
•	government regulation; and
•

general economic conditions and economic conditions specific to development and marketing of software products, the market acceptance of new products offered by us, our competitors and potential competitors.

Our limited operating history and unproven business model further contribute to the difficulty of making meaningful quarterly comparisons. Our current and future levels of expenditures are based primarily on our growth plans and estimates of expected future revenues. Such expenditures are primarily fixed in the short term and our sales cycle can be lengthy. Accordingly, we may not be able to adjust spending or generate new revenue sources timely to compensate for any shortfall in revenues. If our operating results fall below the expectations of investors, our stock price will likely decline significantly.

BECAUSE WE EXPECT TO CONTINUE TO INCUR NET LOSSES, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY AND THE PRICE OF OUR STOCK MAY DECLINE.

We have incurred net losses quarterly from inception through March 31, 2006 and we expect to continue to incur net losses for the foreseeable future. Accordingly, our ability to operate our business and implement our business strategy may be hampered by negative cash flows in the future, and the value of our stock may decline as a result. Our capital requirements may vary materially from those currently planned if, for example, we incur unforeseen capital expenditures, unforeseen operating expenses or investments to maintain our competitive position. If this is the case, we may have to delay or abandon some or all of our development plans or otherwise forego market opportunities. We will need to generate significant additional revenues to be profitable in the future and we may not generate sufficient revenues to be profitable on either a quarterly or annual basis in the future. To address the risks and uncertainties facing our business strategy, we must, among other things:

•	Achieve broad customer adoption and acceptance of our products and services;
•	Successfully raise additional capital in the future;
•	Successfully integrate, leverage and expand our product distribution;
•	Successfully scale our current operations;
•	Implement and execute our business and marketing strategies;
•	Address intellectual property rights issues that affect our business;

•	Develop and maintain strategic relationships to enhance the development and marketing of our existing and new products and services; and
•	Respond to competitive developments in the software industry.

We might not be successful in achieving any or all of these business objectives in a cost-effective manner, if at all, and the failure to achieve these could have a serious adverse impact on our business, results of operations and financial position. Each of these objectives may require significant additional expenditures on our part. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, AND WE MAY BE FOUND TO INFRINGE ON PROPRIETARY RIGHTS OF OTHERS, WHICH COULD HARM OUR BUSINESS

Our intellectual property is critical to our business, and we seek to protect our intellectual property through copyrights, trademarks, patents, trade secrets, confidentiality provisions in our customer, supplier, potential investors, and strategic relationship agreements, nondisclosure agreements with third parties, and invention assignment agreements with our employees and contractors. We cannot assure you that measures we take to protect our intellectual property will be successful or that third parties will not develop alternative solutions that do not infringe upon our intellectual property.

In addition, we could be subject to intellectual property infringement claims by others. Claims against us, and any resultant litigation, should it occur in regard to any of our services and applications, could subject us to significant liability for damages including treble damages for willful infringement. In addition, even if we prevail, litigation could be time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims. Further, we plan to offer our services and applications to customers worldwide including customers in foreign countries that may offer less protection for our intellectual property than the United States. Our failure to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third parties could have a negative effect on our business, revenues, financial condition and results of operations.

COMPETITION MAY DECREASE OUR MARKET SHARE, REVENUES, AND GROSS MARGINS.

We face intense and increasing competition in the web-base backup solutions market. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed. In addition, the more successful we are in the emerging market for web-based storage solutions, the more competitors are likely to emerge. We believe that the principal competitive factors in our market include:

•	Service functionality, quality and performance;
•	Ease of use, reliability and security of services;
•	Establish a significant base of customers and distribution partners;
•	Ability to introduce new services to the market in a timely manner;
•	Customer service and support; and
•	Pricing.

Our primary competitors are various Internet-based backup providers broadcasters, such as Connected.com, Novastar, Livevault, and backup.com. These companies provide services similar to ours and each have to various degrees a market presence. We also compete with providers of traditional backup technologies, such as Veritas and Data Vault.

Substantially all of our competitors have more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that we do not offer or that are more sophisticated or more cost effective than our own. For these and other reasons, our competitors’ products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations. Our failure to adequately address any of the above factors could harm our business and operating results.

RESULT IN PRODUCT LIABILITY OR DECREASE MARKET ACCEPTANCE OF OUR SERVICES AND APPLICATIONS.

The technology underlying services and applications are complex and include software that is internally developed and software licensed from third parties. These software products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover software defects that affect our current or new services and applications or enhancements until after they are sold. Furthermore, because our services and applications are designed to work in conjunction with various platforms and applications, we are susceptible to errors or defects in third-party applications that can result in a lower quality product for our customers. Because our customers depend on us for communications management, any interruptions could:

•	Damage our reputation;
•	Cause our customers to initiate product liability suits against us;
•	Increase our product development resources;
•	Cause us to lose revenues; and
•	Delay market acceptance of our services and applications.

Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide access over the Internet to our product and service offerings. Many of these providers have experienced significant outages or interruptions in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of interruptions could continue or increase in the future.

Our digital distribution activities are managed by sophisticated software and computer systems. We must continually develop and update these systems over time as our business and business needs grow and change, and these systems may not adequately reflect the current needs of our business. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and Web sites could be less attractive to such entities or individuals and our business could be harmed.

Significant portions of our business are dependent on providing customers with efficient and reliable services to enable customers to broadcast content to large audiences on a live or on-demand basis. Our operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. Any failure of such network providers to provide the capacity we require may result in a reduction in, or interruption of, service to our customers. If we do not have access to third-party transmission capacity, we could lose customers and, if we are unable to obtain such capacity on terms commercially acceptable to us our business and operating results could suffer.

Our computer and communications infrastructure is located at a single leased facility in California. We do not have fully redundant systems, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and Nasdaq are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. Although we recently adopted a Code of Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange or Nasdaq, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently only have one independent director. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKEOVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of Delaware law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested stockholders.

In addition, our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors. Our board of directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common stockholders.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling security holders will offer all of the shares for sale. Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock.

OUR COMMON STOCK IS CURRENTLY QUOTED ON THE OTCBB, BUT TRADING IN OUR STOCK IS LIMITED. BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A “PENNY STOCK” WHICH CAN ADVERSELY EFFECT ITS LIQUIDITY.

The market for our common stock is extremely limited and there are no assurances an active market for our common stock will ever develop. Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment. In addition, the trading price of our common stock is currently below $5.00 per share and we do not anticipate that it will be above $5.00 per share in the foreseeable future. Because the trading price of our common stock is less than $5.00 per share, our common stock is considered a “penny stock,” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of our securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.

NEWPORT INTERNATINAL GROUP, INC.

2002 STOCK OPTION AND STOCK AWARD PLAN, AS AMENDED

INTRODUCTION

The following descriptions summarize certain provisions of our Newport International Group, Inc. 2002 Stock Option and Stock Award Plan, as Amended. This summary is not complete and is qualified by reference to the full text of the Plan. A copy of the Plan has been filed as an exhibit to the registration statement of which this prospectus is a part. Each person receiving a Plan option or stock award under the Plan should read the Plan in its entirety.

On August 9, 2002, our Board of Directors authorized, and holders of a majority of our outstanding common stock approved and adopted, the Plan covering 1,000,000 shares of common stock. On April 20, 2004, the Plan was amended to increase the number of shares covered by the Plan to 12,000,000 shares to accommodate grants previously provided under the GrassRoots Communications, Inc. compensation program. On May 31, 2006 the Plan was further amended to increase the number of shares covered by the Plan to 27,000,000 shares.

The purpose of the Plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. Our Board of Directors, or a committee of the Board, will administer the Plan including, without limitation, the selection of the persons who will be awarded stock grants and granted options, the type of options to be granted, the number of shares subject to each Option and the exercise price.

Plan options may either be options qualifying as incentive stock options under Section 422 of the Code, or non-qualified options. In addition, the Plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock amounts may also be issued. Any incentive option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.

ELIGIBILITY

Our officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the Plan. Only our employees are eligible to receive incentive options.

ADMINISTRATION

The Plan will be administered by our Board of Directors or an underlying committee (the “Committee”). The Board of Directors or the Committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or Plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such Plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Board or Committee.

SHARES SUBJECT TO AWARDS

We have currently reserved 27,000,000 of our authorized but unissued shares of common stock for issuance under the Plan, and a maximum of 27,000,000 shares may be issued, unless the Plan is subsequently amended (subject to adjustment in the event of certain changes in our capitalization), without further action by our Board of Directors, as required. Subject to the limitation on the aggregate number of shares issuable under the Plan, there is no maximum or minimum number of shares as to which a stock grant or Plan option may be granted to any person. Shares used for stock grants and Plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by Plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the Plan, although such shares may also be used by us for other purposes.

The Plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the Plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Board of Directors may declare that each option granted under the Plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant’s option, in whole or in part, including as to options not otherwise exercisable.

TERMS OF EXERCISE

The Plan provides that the options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified by the Committee or by the Board of Directors.

The Plan provides that, with respect to incentive stock options, the aggregate fair market value (determined as of the time the option is granted) of the shares of common stock, with respect to which incentive stock options are first exercisable by any option holder during any calendar year shall not exceed $100,000.

EXERCISE PRICE

The purchase price for shares subject to incentive stock options must be at least 100% of the fair market value of our common stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an incentive option granted to a person who is a “10% stockholder.” A “10% stockholder” is a person who owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986, as amended (the “Code”)) at the time the incentive option is granted, shares possessing more than 10% of the total combined voting power of all classes of our outstanding shares. The Plan provides that fair market value shall be determined by the Board or the Committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to us in monetary terms.

The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted.

The per share purchase price of shares issuable upon exercise of a Plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the Plan.

MANNER OF EXERCISE

Plan options are exercisable by delivery of written notice to us stating the number of shares with respect to which the option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier’s checks, promissory notes secured by the shares issued through exercise of the related options, shares of common stock or in such other form or combination of forms which shall be acceptable to the Board of Directors or the Committee, provided that any loan or guarantee by us of the purchase price may only be made upon resolution of the Board or Committee that such loan or guarantee is reasonably expected to benefit us.

OPTION PERIOD

All incentive stock options shall expire on or before the tenth anniversary of the date the option is granted except as limited above. However, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options shall expire ten years and one day from the date of grant unless otherwise provided under the terms of the option grant.

TERMINATION

All Plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee shall die while our employee or within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee’s right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

In the event of termination of employment because of death while an employee or because of disability, the optionee’s options may be exercised not later than the expiration date specified in the option or one year after the optionee’s death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee’s death, whichever date is earlier.

If an optionee’s employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier.

If an optionee’s employment shall terminate for any reason other than death or disability, optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate.

If an optionee’s employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment.

If an optionee’s employment with our company is terminated for any reason whatsoever, and within three months after the date thereof optionee either accepts employment with any competitor of, or otherwise engages in competition with, our company, or discloses to anyone outside our company or uses any of our confidential information or material in violation of our policies or any agreement between the optionee and our company, the Committee, in its sole discretion, may terminate any outstanding Stock Option and may require optionee to return to us the economic value of any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee’s employment with us is terminated.

The Committee may, if an optionee’s employment with us is terminated for cause, annul any award granted under this Plan to such employee and, in such event, the Committee, in its sole discretion, may require optionee to return to us the economic value any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee’s employment with us is terminated.

MODIFICATION AND TERMINATION OF PLANS

The Board of Directors or Committee may amend, suspend or terminate the Plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the Plan. Further, no amendment to this Plan which has the effect of increasing the aggregate number of shares subject to this Plan (except for adjustments due to changes in our capitalization), or changing the definition of “Eligible Person” under the Plan, may be effective unless and until approved by our shareholders in the same manner as approval of this Plan was originally required. Any such termination of the Plan shall not affect the validity of any stock grants or options previously granted thereunder. Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on August 9, 2012.

FEDERAL INCOME TAX EFFECTS

The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect on December 31, 2005. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws, which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

The Plan is not subject to the provisions of the ERISA and is not qualified under Section 401(a) of the Code.

An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements (“Disqualifying Disposition”), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Exchange Act) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period, which commences as of the date the common stock, is issued to the employee upon exercise of the incentive option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, if the option exercise price is equal to or greater than fair market value, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Exchange Act, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

In connection with the issuance of stock grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is “transferable” or is not subject to a “substantial risk of forfeiture.” A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Exchange Act is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the stock grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Exchange Act and the stock grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture, the recipient would be obligated to include in gross income the fair market value of the stock grant received once the conditions to receipt of the stock grant are satisfied.

RESTRICTIONS UNDER SECURITIES LAWS

The sale of all shares issued under the Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be “affiliates” of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also become subject to the “short swing” profit rule of Section 16(b) of the Exchange Act.

USE OF PROCEEDS

We will receive no proceeds from the sale of the shares being offered by the selling stockholders under this prospectus.

SELLING SECURITY HOLDERS

The information under this heading relates to resales of shares covered by this prospectus by persons who are our “affiliates” as that term is defined under federal securities laws. These persons will be members of our Board of Directors and/or officers of our company. Shares issued pursuant to this prospectus to our affiliates are “control” shares under federal securities laws.

The following table sets forth:

-	the name of each affiliated selling security holder;
-	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder;
-	the maximum amount of shares to be offered by the affiliated selling security holders pursuant to this prospectus; and
-	the amount of common stock to be owned by each affiliated selling security holder following sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of June 5, 2006 through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under the Plan and are deemed affiliates, may effect sales of shares of common stock covered hereby not in excess of 1% of our outstanding common stock in any three-month period.

Grants may be made to affiliates in the future which we are not able to identify at this time. Before any of our affiliates sell any of his or her shares received under the Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name of Selling Security Holder	Number of Shares Owned	Shares to be Offered	Shares to be Owned After Offering	Percentage to be Owned After Offering

Cery B. Perle [1]	8,836,155	500,000	8,336,155	18.0%
Edward L. Hagan [2]	2,475,000	250,000	2,225,000	5.1%
Richard Galterio [3]	1,375,000	500,000	875,000	1.9%

[1]	The number of shares beneficially owned by Mr. Perle includes:

•	568,500 shares held in trust for his minor children,
•	1,500,000 shares of common stock held by Preston & Price, S.A., over which Mr. Perle can exercise voting rights,
•	options to purchase 1,000,000 shares of common stock with an exercise price of $0.02 per share held by Mr. Perle,
•	options to purchase 49,822 shares of common stock with an exercise price of $0.001 per share; and
•	options to purchase 1,683,333 shares of common stock with an exercise price of $0.45 per share held by Mr. Perle.

The shares beneficially owned by Mr. Perle excludes options to purchase 1,416,667 shares of our common stock with an exercise price of $0.45 per share which have not yet vested and securities owned by his fiancée, Jenell Del Rio (Fontes), over which he disclaims any beneficial ownership.

[2]	The number of shares beneficially owned by Mr. Hagan includes:

•	360,000 shares of our common stock held by his wife Stephanie,
•	250,000 shares of our common stock held by his daughter, Makena Hagan,
•	30,000 shares held by his son, Edward, and
•	options to purchase 850,000 shares of our common stock at exercise prices ranging from $0.45 to $1.75 per share.

The number of shares beneficially owned by Mr. Hagan excludes 261,364 shares of common stock held by the Sandra L. Hagan Irrevocable Trust over which he disclaims beneficial ownership.

3               The number of shares beneficially owned by Mr. Galterio includes shares of our common stock underlying options to purchase 1,000,000 shares exercisable at $0.45 per share, options to purchase 100,000 shares exercisable at $1.75 per share and warrants to purchase 100,000 shares of exercisable at $0.375 per share, as well as warrants to purchase 175,000 shares exercisable at $0.40 per share held by Skyebanc, Inc. in which he is a 40% shareholder and over which Mr. Galterio holds joint voting and dispositive control. The shares beneficially owned by Mr. Galterio excludes any securities owned by vFinance Investments, Inc. over which he disclaims beneficial ownership.

PLAN OF DISTRIBUTION

The information under this heading includes resales of shares covered by this prospectus by persons who are our “affiliates” as that term in defined under federal securities laws.

The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. The selling security holders in connection with sales of securities may pay usual and customary, or specifically negotiated, brokerage fees or commissions.

The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

•              through the “pink sheets”, on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, or through brokers, acting as principal or agent;

•              in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

•              through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

Between October 2003 and March 2004 we sold an aggregate of $1,835,343 principal amount 8% promissory notes resulting in gross proceeds to us of $1,835,343. At May 31, 2006 there were $739,038 principal amount of these notes outstanding. The notes are convertible into shares of our common stock, at anytime, at the option of the holder at a conversion price of $0.375 per share, subject to anti-dilution provisions in the case of stock splits, dividends or if we issue shares of our common stock or other securities convertible into shares of our common stock at an effective price less than $0.375 per share. The interest is payable beginning March 31, 2004 and every three months thereafter, until maturity. Interest is payable in cash or in shares of common stock at our option. Interest paid in common stock is convertible using the 10-day average closing bid price of the stock prior to the en broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

DESCRIPTION OF SECURITIES

We are authorized to issue 150,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. At May 31, 2006 we had 39,909,464 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 5,000,000 shares of $.0001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Convertible Notes

8% promissory notes

Between October 2003 and March 2004 we sold an aggregate of $1,835,343 principal amount 8% promissory notes resulting in gross proceeds to us of $1,835,343. At May 31, 2006 there were $739,038 principal amount of these notes outstanding. The notes are convertible into shares of our common stock, at anytime, at the option of the holder at a conversion price of $0.375 per share, subject to anti-dilution provisions in the case of stock splits, dividends or if we issue shares of our common stock or other securities convertible into shares of our common stock at an effective price less than $0.375 per share. The interest is payable beginning March 31, 2004 and every three months thereafter, until maturity. Interest is payable in cash or in shares of common stock at our option. Interest paid in common stock is convertible using the 10-day average closing bid price of the stock prior to the end of the quarter. Each occurrence of interest not paid within 30 days following the end of each quarter causes a reduction of 10% in the conversion price of the promissory notes and the exercise price of the related warrants. The principal balance and unpaid accrued interest on the promissory notes was due March 1, 2006. These notes are now past due.

12.5% convertible subordinated promissory debentures

On March 31, 2005 we sold $575,000 principal amount 12.5% convertible subordinated promissory debentures to two accredited investors. In May and June 2005 we sold an additional $60,000 principal amount 12.5% convertible subordinated promissory debentures to three accredited. The purchasers included Ms. Jenell Fontes, an employee of our company and the fiancée of Cery B. Perle our CEO and President, as well as Mr. Curtis Lawler, a principal stockholder of our company. The debentures, which mature two years from the date of issuance, pay interest on the unpaid principal amount at the rate of 12.5% per annum payable quarterly. Interest is payable in cash or shares of our common stock valued at the average closing price for our common stock for the five trading days preceding the interest payment date. Any overdue payment of interest is then payable at the rate of 18% per annum, and interest not paid within 30 days following the end of each quarter will result in the conversion price of both the convertible subordinated promissory debentures and the warrants issued in connection therewith to be reduced by 10% from the then current conversion price or exercise price, as the case may be, for each such occurrence.

The debentures are convertible at the option of the holders into shares of our common stock at a conversion price of $0.375 per share, subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. In addition in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.375 per share within two years following the date of issuance of the debentures, then the conversion price of the debentures will reset to such lower price. Excluded from this reset provision are any options or warrants covered by a registration statement on Form S-8 for employees, directors or consultants that are unanimously approved by our Board of Directors or any securities approved by a majority of interest of the principal amount of the notes.

Common Stock Purchase Warrants

At May 31, 2006 we had common stock purchase warrants outstanding to purchase an aggregate of 8,303,392 shares of our common stock as follows:

Warrants issued in the 8% promissory notes transaction

In connection with the sale of 8% promissory notes, we issued the note holders five year common stock purchase warrants to purchase an aggregate of 2,243,125 shares of our common stock which initially had at exercise prices ranging from $0.75 to $1.25 per share. We also issued the placement agent warrants to purchase 415,000 shares of our common stock which initially had exercise prices ranging from $0.75 to $1.25 per share as partial compensation for their services in connection with this offering. The exercise price of the warrants and the number of shares issuable upon the exercise of these warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. In addition in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.75 per share within two years following the date of issuance of the warrants, then the exercise price of the warrants will reset to such lower price. Excluded from this reset provision are any options or warrants covered by a registration statement on Form S-8 for employees, directors or consultants that are unanimously approved by our Board of Directors, provided that the Board includes a member nominated by vFinance Investments, Inc., or any securities approved by a majority in interest of the 8% promissory note holders. As a result of the sale of our 12.5% convertible promissory debentures in March 2005, the exercise price of these warrants was reduced to $0.375 per share. We have the right to call all of the warrants, if the stock underlying the warrants has been registered (and that registration statement is still effective), the lock-up restriction, as defined, on the common stock has been lifted, and after the lock-up restriction has been lifted the stock maintains a closing bid price above $3.00 for 15 consecutive trading days within 30 days of our call notice. We may redeem the warrants for $0.01 if not exercised within 30 days of the call notification.

Warrants issued in the 10% secured notes transaction

In connection with the sale of $665,000 principal amount 10% secured notes we issued the holders of the notes five year common stock purchase warrants to purchase 332,500 shares of our common stock at an exercise price of $1.25 per share. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

Warrants issued in the Robinson Reed / First Capital Holdings International transaction

In connection with the sale of shares of our common stock to Robinson Reed, Inc. and First Capital Holdings International we issued the purchasers five year common stock purchase warrants to purchase an aggregate of 562,500 shares of our common stock which initially had exercise prices ranging from $0.75 to $1.55 per share. The number of shares and exercise price of the warrant are subject to adjustment in the event of recapitalizations, reorganization, consolidations, mergers, stock dividends or stock combinations, or if we issue shares of our common stock, or any common stock equivalents at a price per share less than the exercise price then in effect. Under the terms of the settlement agreement with Robinson Reed, Inc. and First Capital Holdings International, Inc, the exercise price of the warrants was reduced to $0.45 per share. The warrant holders have contractually agreed to limit the exercise of the warrants so that upon the exercise the holder’s beneficial ownership would not exceed 4.99% of our common stock outstanding at the time of exercise, subject to a waiver of this limitation by the holder upon 61 days notice to us, as well as limiting the holder’s beneficial ownership upon exercise to less than 9.9% of our then issued and outstanding common stock, including shares issuable upon the exercise of the warrant, also subject to waiver by the holder upon 61 days notice to us.

Warrants issued in the 12.5% convertible subordinated promissory debenture transaction

In connection with the sale of our 12.5% convertible subordinated promissory debentures in March 2005 we issued the purchasers warrants to purchase an aggregate of 596,000 shares of our common stock. The common stock purchase warrants entitle the holders to purchase the shares at an exercise price of $0.375 per share, subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. In addition in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.375 per share within two years following the date of issuance of the notes described above, then the exercise price of the warrants will reset to such lower price. Excluded from this reset provision are any options or warrants covered by a registration statement on Form S-8 for employees, directors or consultants that are unanimously approved by our Board of Directors or any securities approved by a majority of interest of the principal amount of the notes.

Warrants issued in 2005 unit private placement

In connection with our unit private placement closed in September 2005 we issued the purchasers five year common stock purchase warrants to purchase and aggregate of 807,891 shares of our common stock at an exercise price of $1.30 per share, subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

Warrants issued in our 2006 unit private placement.

In connection with our unit private placement in February and March 2006 we issued the purchasers five year common stock purchase warrants to purchase and aggregate of 716,875 shares of our common stock, at an exercise price of $0.40 per share, subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. We have the right to call the warrants is our common stock trades above $1.50 per share for five consecutive days.

Other Common Stock Purchase Warrants

We currently have outstanding common stock purchase warrants to purchase an aggregate of 2,630,001 shares of our common stock which are exercisable at prices ranging from $0.50 to $1.25 per share. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. We have the right to call five year warrants exercisable into 2,000,000 shares of our common stock at an exercise price of $0.50 per share if our common stock trades above $3.00 per share for 10 consecutive days.

Transfer Agent

Our transfer agent is Holladay Stock Transfer, Inc., 2939 North 67 Place, Scottsdale, Arizona and its telephone number is 480-481-3940.

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP. Members and employees of this firm own an aggregate of 10,200 shares of our common stock as well as options to purchase an additional 375,000 shares of common stock.

EXPERTS

Our financial statements as of and for the years ended December 31, 2005 and 2004 included in our Annual Report on Form 10-KSB have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INDEMNIFICATION

Our Certificate of Incorporation and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”).

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the registration statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

-	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 as filed on April 14, 2006;
-	Quarterly Report on Form 10-QSB for the three months ended March 31, 2006 as filed on May 15, 2006; and
-	Current Report on Form 8-K as filed on June 6, 2006.

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, at 73061 El Paseo Road, Suite 202, Palm Desert, California 92260, telephone number 760-779-0251.

Item 4. Description of Securities

A description of the registrant’s securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our Certificate of Incorporation and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL. Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Item 7. Exemption From Registration Claimed

Persons eligible to receive grants under the Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision. The recipient must express an investment intent and, in the absence of registration under the Act, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8. Exhibits

5.1	Opinion of Schneider Weinberger & Beilly LLP *
10.1	2002 Stock Option and Stock Award Plan (1)
10.2	Amendment No. 1 to the 2002 Stock Option and Stock Award Plan (2)
10.3	Amendment No. 2 to the 2002 Stock Option and Stock Award Plan (3)
23.1	Consent of Sherb & Co, LLP*
23.2	Consent of Schneider Weinberger & Beilly LLP. (included in Exhibit 5.1)*

* Filed herewith.

(1)	Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 as filed with the SEC on August 16, 2002.
(2)	Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 as filed with the SEC on August 4, 2004.
(3)	Incorporated by reference to the Current Report on Form 8-K as filed on June 6, 2006.

Item 9. Undertakings

The undersigned small business issuer will:

(1)         File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)          Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         Include any additional or changed material information on the plan of distribution.

(2)         For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)           For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.             Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.           Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palm Desert, California on June 20, 2006.

NEWPORT INTERNATIONAL GROUP, INC.

By: /s/ Cery B. Perle

Cery B. Perle, Chief Executive Officer, President, and
Director, principal executive officer and
principal accounting officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cery B. Perle	President, Chief Executive Officer,	June 20, 2006
Cery B. Perle	director, principal executive officer and
principal accounting officer

/s/ Edward L. Hagan	Secretary and director	June 20, 2006
Edward L. Hagan

/s/ Richard Galterio	Director	June 20, 2006
Richard Galterio